PTC Announces Q1 FY’15 Results;
Provides Q2 and Updated FY’15 Outlook

NEEDHAM, MA, January 28, 2015 - PTC (Nasdaq: PTC) today reported results for its first fiscal quarter ended January 3, 2015.

Highlights

•	Q1 Results:
o
Non-GAAP revenue of $327 million, up 1% over Q1’14 non-GAAP revenue and up 4% on a constant currency basis; unfavorable currency movements vs. year-ago rates impacted revenue by approximately $12 million.

o	Non-GAAP EPS of $0.50, up 1% year over year and up 12% year over year on a constant currency basis; unfavorable currency movements vs. year-ago rates impacted non-GAAP EPS by approximately $0.05.
o	Non-GAAP operating margin of 21.4%, down 400 basis points year over year and down 270 basis points on a constant currency basis.
o
Subscription solutions bookings (1) represented 19% of total L&SS bookings (2), above our guidance assumption of 15%. We believe this higher than expected level of subscription solutions, while positive long-term, reduced L&SS revenue by $3 million and non-GAAP EPS by $0.02.

o	GAAP revenue of $325 million, GAAP operating margin of 11.6% and GAAP EPS of $0.26
o	Non-GAAP revenue contribution from acquired businesses Atego (acquired on June 30, 2014), and Axeda (acquired on August 11, 2014) was $14 million.

(1)
Subscription solutions bookings are new subscription solutions annualized contract value (ACV) bookings multiplied by a conversion factor of 2. Annualized contract value (ACV) is the total value of a new subscription services booking divided by the term of the contract (in days) multiplied by 365.  If the contract term is less than one year, then the ACV is the actual value of the contract.

(2)	Total L&SS bookings are new license revenue plus subscription solutions bookings.

•	Updated Guidance:
o	Please refer to Table 2 for detailed guidance and key assumptions

A reconciliation between the GAAP and non-GAAP results for Q1’15 is contained in the tables attached to this press release.

Results Commentary
James Heppelmann, president and chief executive officer, commented, “We had a solid quarter with 4% non-GAAP revenue growth and 12% non-GAAP EPS growth on a constant currency basis. Having established a leadership position in the market for smart, connected products during FY’14, our results in Q1’15 suggest we are seeing good customer traction for our Internet of Things (IoT) solutions, as we added 42 new IoT customer logos in the quarter. We believe growth in IoT, when combined with our strong product offerings in the CAD, PLM, ALM, and SLM markets, positions PTC as the foremost provider of solutions to help customers create, operate and service smart, connected products. In addition, with the Q1’15 rollout of subscription pricing across the vast majority of our products, customers now have greater flexibility in how they buy software from PTC. We were encouraged to see solid customer acceptance of this offering, with subscription solutions bookings in the quarter representing 19% of our total bookings, which was higher than our expectation of 15%. Furthermore, approximately 60% of Q1’15 revenue came from recurring revenue streams, up from approximately 53% in the year ago period.”

Heppelmann added, “Looking at Q1’15 results, PTC non-GAAP revenue exceeded the high end of our guidance range, driven by higher than expected support and professional services revenue. Non-GAAP license & subscription solutions (L&SS) revenue of $80 million was flat year over year on a constant currency basis (YoY CC) while non-GAAP L&SS bookings increased 3% YoY CC. From a geographic perspective, we saw good L&SS YoY revenue and bookings results in Japan, the Pac Rim, and Europe offset by a difficult compare in the Americas due to strong performance in FY’14.” Please refer to Table 1 for a breakdown of our L&SS performance by solution area and region.

Table 1: Q1’15 Non-GAAP L&SS Performance by Solution Area and Region
	L&SS	L&SS	L&SS	L&SS
	Revenue 3	Revenue 3	Bookings 2	Bookings 2
Non-GAAP	YoY 1	YoY CC 1	YoY 1	YoY CC 1
Solution Area
CAD	(13%)	(9%)	(9%)	(5%)
EPLM	(13%)	(9%)	(4%)	(0%)
SLM	(23%)	(20%)	(30%)	(26%)
IoT	*	*	*	*
Total	(4%)	(0%)	0%	4%
Region
Americas	(18%)	(18%)	(5%)	(5%)
Europe	7%	16%	(1%)	8%
Japan	(0%)	12%	10%	23%
Pac Rim	13%	14%	13%	14%
Total	(4%)	(0%)	0%	4%
1 YoY and YoY CC means year over year and year over year constant currency, respectively
2 L&SS bookings refers to new license revenue plus new subscription solutions annualized contract value (ACV) bookings multiplied by a conversion factor of 2
3 Revenue includes run rate subscription solutions revenue
* No prior year data for YoY comparison

Heppelmann continued, “CAD L&SS non-GAAP revenue and bookings declined YoY versus a strong Q1’14.  Extended PLM (EPLM) L&SS non-GAAP revenue and bookings declined as well, with solid growth in our PLM business on a bookings basis offset by a decline in our ALM business. L&SS IoT non-GAAP revenue reached $9 million in Q1’15, up $4 million sequentially with the acquisition of Axeda (LS&S IoT revenue was $8 million on a GAAP basis). We believe our leadership position within the application enablement platforms space, combined with an ability to sell IoT solutions to new and existing PTC customers, will enable us to achieve healthy double digit growth rates in this business going forward. SLM L&SS non-GAAP revenue and bookings declined YoY. While we remain encouraged by our current SLM pipeline, longer sales cycles led to lower than expected close rates relative to our corporate average, and affected our ability to grow SLM L&SS revenue. We continue to believe our SLM L&SS business can return to double digit growth rates over time, particularly as we introduce new connected SLM applications.”

“We had 15 large deals (greater than $1 million of bookings from a customer during the quarter) in Q1’15, up from 14 in Q1’14. There were no mega deals (transactions resulting in bookings of over $5 million in the quarter) in Q1’15. During the quarter we recognized revenue from leading organizations such as Brainlab, CKD Pharm, CNH Industrial Italia, General Dynamics, Johnson Controls, KTM Motorrad,

Kuhn, LG Display, Shanghai Volkswagen Automotive, and Sirona Dental Systems,” remarked Heppelmann.

Jeff Glidden, chief financial officer, commented, “From a profitability standpoint, we delivered $0.50 non-GAAP EPS, at the high end of our guidance range, driven by higher support revenue and a lower tax rate, offset by a higher mix of subscription solutions business in the quarter, lower gross profit due to a greater mix of professional services business, and investments we are making in select strategic customer engagements, as well as higher operating expenses due to investments in our Internet of Things business. Unfavorable currency movements impacted non-GAAP EPS by approximately $0.05. Additionally, the higher than expected mix of subscription solutions bookings impacted EPS by $0.02. Q1 non-GAAP operating margin of 21.4% was down 400 basis points year over year. We generated $12 million in operating cash flow, repaid $6 million on our credit facility, and ended the quarter with a cash balance of $261 million.”

Updated Outlook Commentary
Heppelmann remarked, “We are targeting constant currency non-GAAP revenue growth of 4% to 6% and approximately 15% non-GAAP EPS growth for FY’15 on a constant currency basis. This assumes a less robust global manufacturing economy than we saw in 2014 offset by strong growth in our IoT solutions. While our FY’15 outlook is unchanged on a constant currency basis, we are reducing our FY’15 revenue, operating margin, and EPS guidance to factor in further depreciation of the Euro and Yen relative to the US dollar. Looking out to FY’18 we believe we can achieve approximately 15% per year non-GAAP EPS growth, driven by a healthy mix of revenue growth, further non-GAAP operating margin expansion, and reduced share count through our capital allocation strategy.” Detailed guidance using current currency assumptions is outlined in Table 2 below.

Glidden noted, “For planning purposes we assume subscription solutions bookings will represent approximately 15% of our total bookings in FY’15, up from 8% in FY’14. Importantly, if a greater percentage of our customers elect our subscription offerings than our assumption, it will have an adverse impact on revenue, operating margin, cash flow and EPS growth relative to our guidance. Should this happen, we believe it will be net present value positive to PTC over the long-term and we will provide relevant information to help investors understand how our business model is evolving.”

Table 2: Q2 and FY’15 Guidance Table (1)
	Q2'15	Q2'15	FY'15	FY'15
	Low	High	Low	High
Subscription Solutions Bookings % of Total L&SS Bookings	~15%	~15%	~15%	~15%
License & Subscription Solutions (L&SS) Revenue	80	95	380	410
Support Revenue	165	165	690	690
Professional Services Revenue	60	60	250	250
Total Revenue	305	320	1,320	1,350
L&SS YoY Change	-10%	7%	-3%	5%
Support YoY Change	-1%	-1%	0%	0%
Professional Services YoY Change	-19%	-19%	-10%	-10%
Total Revenue YoY Change	-7%	-3%	-3%	-1%
Non-GAAP Gross Margin	74%	75%	75%	75%
GAAP Gross Margin	72%	72%	73%	73%
Non-GAAP Operating Margin	21%	22%	24%	25%
GAAP Operating Margin	10%	11%	14%	15%
Total GAAP Adjustments (2)	33	33	127	127
Other Income (Expense)	-4	-4	-14	-14
Non-GAAP Tax Rate	15%	15%	15%	15%
GAAP Tax Rate	15%	15%	12%	12%
Share Count	117	117	117	117
Non-GAAP EPS	$0.42	$0.50	$2.20	$2.35
Non-GAAP EPS Growth	-12%	5%	1%	8%
GAAP EPS	$0.18	$0.26	$1.32	$1.47
GAAP EPS Growth	-50%	-28%	-1%	10%
Note: subscription solutions bookings % mix of will fluctuate based on low and high end of guidance; 15% mix assumes guidance midpoint; at high end of guidance, subscription solutions mix ~10% and at low end of guidance subscription solutions mix ~20%

(1) FX Assumptions: USD/EURO = 1.14; YEN/USD = 118
Impact of currency fluctuation vs. Q2’14 on Q2’15 non-GAAP revenue guidance is ~$20 million and on non-GAAP EPS is ~$0.07
Impact of currency fluctuation vs. FY’14 on FY’15 non-GAAP revenue guidance is ~$80 million and on non-GAAP EPS is ~$0.25
(2) Described below table

The Q2 guidance adjusts for the impact of the following items and their income tax effects, as well as any additional discrete tax items or restructuring costs: approximately $1 million of the effect of acquisition accounting on the fair value of acquired deferred revenue; approximately $14 million of stock-based compensation expense; approximately $14 million of intangible asset amortization expense; and approximately $4 million of other charges, net (primarily acquisition-related and pension plan termination related expenses).

The FY’15 guidance adjusts for the impact of the following items and their income tax effects, as well as any additional discrete tax items or restructuring costs: approximately $4 million for the effect of acquisition accounting on the fair value of acquired deferred revenue; approximately $55 million of stock-based compensation expense; approximately $55 million of intangible asset amortization expense; and approximately $13 million of other charges, net (primarily acquisition-related and pension plan termination related expenses).

FY’15 non-GAAP guidance also excludes settlement losses related to the termination of our U.S. pension plan. While we expect to complete the termination process by September 30, 2015, the amount of the losses and timing of the charges is subject to the timing of regulatory approvals and the projected benefit obligations and assets in the plan measured as of the dates the settlements occur. We currently estimate the pre-tax settlement losses to be approximately $65 million.

New Chief Financial Officer (CFO)
As previously  announced, Mr. Andrew Miller will assume the position of Executive Vice President and CFO in February 2015. Mr. Miller will replace Mr. Glidden, who announced his intention to retire in August 2014. Mr. Glidden will serve as a consultant to PTC for a transition period following Mr. Miller’s commencement of employment with the company.

Glidden remarked, “I’m pleased that during my tenure as CFO, and under the leadership of our CEO Jim Heppelmann, PTC experienced significant improvement in both operating margin and free cash flow growth, while repositioning our solutions portfolio to focus on smart, connected products. I expect the focus on delivering value to our shareholders via improving financials and strategic growth will continue under the leadership of Jim and the rest of PTC’s management team.”

Q1 FY’15 Earnings Conference Call and Webcast
Prepared remarks for the conference call (which include supplemental financial and statistical information) have been posted to the Investor Relations section of our website.
The prepared remarks will not be read live; the call will be primarily Q&A.

What:	PTC Fiscal Q1’15 Conference Call and Webcast

When:	Thursday, January 29, 2015 at 8:30am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 5:00 pm (CT) on February 9, 2015.
Dial-in: 800-879-7617  Passcode: 4906
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, and the related tax effects of the preceding items and discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the first quarter of 2015 by the exchange rates in effect for the comparable period in the prior year.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fiscal 2015 and other future financial and growth expectations and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase or adopt our solutions when or at the rates we expect and that our pipeline deals may not convert as we expect, the possibility that our businesses, including the Internet of Things (IoT) and SLM businesses, may not expand and/or generate the revenue we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license and subscription solutions (L&SS), support and professional services growth rates that we expect, which could result in a different mix of revenue between L&SS, support and professional services and could impact our EPS results, the possibility that customers may purchase more of our solutions as subscriptions, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that we may be unable to improve services margins as we expect,  the possibility that we may not generate sufficient operating cash flow to repurchase our shares as we plan or that other uses of cash may preclude such repurchases; the possibility that we may incur additional acquisition-related and pension plan termination-related expenses and losses than we expect, and the possibility that fines and penalties may be assessed against us in connection with our previously announced investigation in China . In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

PTC, the PTC logo, ThingWorx, Axeda, Creo, Servigistics, and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

About PTC
PTC (Nasdaq: PTC) enables manufacturers to achieve sustained product and service advantage. PTC’s technology solutions help customers transform the way they create, operate and service products for a smart, connected, world. Founded in 1985, PTC employs approximately 6,000 professionals serving more than 28,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
James Hillier, 781-370-6359
jhillier@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2015	2013

Revenue:
License and subscription solutions (L&SS)	$78,971	$82,866
Support	181,629	170,142
Professional services	64,842	71,917
Total revenue	325,442	324,925

Cost of revenue:
Cost of L&SS revenue (1)	13,329	10,319
Cost of support revenue (1)	21,396	19,916
Cost of professional services revenue (1)	58,217	62,721
Total cost of revenue	92,942	92,956

Gross margin	232,500	231,969

Operating expenses:
Sales and marketing (1)	87,607	84,238
Research and development (1)	61,097	53,073
General and administrative (1)	37,007	30,931
Amortization of acquired intangible assets	9,413	7,789
Restructuring charges	(255)	1,067
Total operating expenses	194,869	177,098

Operating income	37,631	54,871
Other income (expense), net	(3,224)	(1,753)
Income before income taxes	34,407	53,118
Provision (benefit) for income taxes	4,123	13,461
Net income	$30,284	$39,657

Earnings per share:
Basic	$0.26	$0.33
Weighted average shares outstanding	115,341	118,933

Diluted	$0.26	$0.33
Weighted average shares outstanding	117,027	121,100

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended
	January 3,	December 28,
	2015	2013
Cost of L&SS revenue	$142	$65
Cost of support revenue	776	924
Cost of service revenue	1,689	1,537
Sales and marketing	2,872	2,499
Research and development	3,086	2,689
General and administrative	2,677	5,050
Total stock-based compensation	$11,242	$12,764

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2015	2013

GAAP revenue	$325,442	$324,925
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Non-GAAP revenue	$326,846	$324,925

GAAP gross margin	$232,500	$231,969
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	2,607	2,526
Amortization of acquired intangible assets
included in cost of L&SS revenue	4,767	4,497
Non-GAAP gross margin	$241,172	$238,992

GAAP operating income	$37,631	$54,871
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	11,242	12,764
Amortization of acquired intangible assets
included in cost of license revenue	4,767	4,497
Amortization of acquired intangible assets	9,413	7,789
Charges included in general and administrative expenses (3)	5,717	1,305
Restructuring charges	(255)	1,067
Non-GAAP operating income (2)	$69,813	$82,293

GAAP net income	$30,284	$39,657
Fair value adjustment of acquired deferred L&SS revenue	682	-
Fair value adjustment of acquired deferred support revenue	465	-
Fair value adjustment of acquired deferred service revenue	257	-
Fair value adjustment to deferred services cost	(106)	-
Stock-based compensation	11,242	12,764
Amortization of acquired intangible assets
included in cost of license revenue	4,767	4,497
Amortization of acquired intangible assets	9,413	7,789
Charges included in general and administrative expenses (3)	5,717	1,305
Restructuring charges	(255)	1,067
Income tax adjustments (5)	(3,486)	(6,858)
Non-GAAP net income	$58,980	$60,221

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) - Continued
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 28,
	2015	2013

GAAP diluted earnings per share	$0.26	$0.33
Fair value adjustment of acquired deferred revenue	0.01	-
Fair value adjustment to deferred costs	-	-
Stock-based compensation	0.10	0.11
Amortization of acquired intangibles	0.12	0.10
Charges included in general and administrative expenses (3)	0.05	0.01
Restructuring charges	-	0.01
Income tax adjustments (4)	(0.03)	(0.06)
Non-GAAP diluted earnings per share	$0.50	$0.50

(2) Operating margin impact of non-GAAP adjustments:
	Three Months Ended
	January 3,	December 28,
	2015	2013
GAAP operating margin	11.6%	16.9%
Fair value adjustment of acquired deferred revenue	0.4%	0.0%
Fair value adjustment to deferred costs	0.0%	0.0%
Stock-based compensation	3.5%	3.9%
Amortization of acquired intangibles	4.4%	3.8%
Charges included in general and administrative expenses (3)	1.8%	0.4%
Restructuring charges	-0.1%	0.3%
Non-GAAP operating margin	21.4%	25.3%

(3)	Represents acquisition-related charges, as well as, expense related to a terminating U.S. pension plan of $1.7 million in the three months ended January 3, 2015.
(4)
Income tax adjustments for the three months ended January 3, 2015 and December 28, 2013 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, and also include any identified tax items. In the fourth quarter of 2012, a valuation allowance was established against our U.S. net deferred tax assets. Similarly, in the fourth quarter of 2014, valuation allowances were established against our foreign net deferred tax assets in two foreign jurisdictions. As the U.S. and the two foreign jurisdictions are profitable on a non-GAAP basis, the 2015 and 2014 non-GAAP tax provisions are being calculated assuming there is no valuation allowance in these jurisdictions.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 3,	September 30,
	2015	2014

ASSETS

Cash and cash equivalents	$261,052	$293,654
Accounts receivable, net	201,391	235,688
Property and equipment, net	65,766	67,783
Goodwill and acquired intangible assets, net	1,320,013	1,349,400
Other assets	289,001	253,429

Total assets	$2,137,223	$2,199,954

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$397,620	$382,544
Borrowings under credit facility	605,625	611,875
Other liabilities	278,525	351,646
Stockholders' equity	855,453	853,889

Total liabilities and stockholders' equity	$2,137,223	$2,199,954

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	January 3,	December 28,
	2015	2013

Cash flows from operating activities:
Net income	$30,284	$39,657
Stock-based compensation	11,242	12,764
Depreciation and amortization	21,237	19,100
Accounts receivable	25,800	19,273
Accounts payable and accruals	(53,229)	(42,862)
Deferred revenue	(8,776)	(10,827)
Income taxes	(2,953)	7,393
Excess tax benefits from stock-based awards	163	(6,802)
Other	(12,121)	(1,454)
Net cash provided by operating activities (6)	11,647	36,242

Capital expenditures	(5,636)	(5,774)
Acquisitions of businesses, net of cash acquired	180	-
Proceeds (payments) on debt, net	(6,250)	110,000
Proceeds from issuance of common stock	3	351
Payments of withholding taxes in connection with
vesting of stock-based awards	(21,669)	(19,363)
Excess tax benefits from stock-based awards	(163)	6,802
Other financing & investing activities	(1,000)	-
Foreign exchange impact on cash	(9,714)	1,206

Net change in cash and cash equivalents	(32,602)	129,464
Cash and cash equivalents, beginning of period	293,654	241,913
Cash and cash equivalents, end of period	$261,052	$371,377

(6)	The quarter ended January 3, 2015 includes $10 million of voluntary contribution funding payments to a non-U.S. pension plan.